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                                                                      EXHIBIT p.

                             WASATCH ADVISORS, INC.
                              WASATCH FUNDS, INC.
                      CODE OF ETHICS FOR PERSONAL TRADING

                           AS AMENDED AUGUST 25, 2003

A.       STATEMENT OF GENERAL PRINCIPLES

         This Code of Ethics (the "Code") has been adopted by Wasatch Advisors, Inc. (the "Advisor") and Wasatch Funds, Inc. ("the Fund" or "the Funds") to comply with Rule 204-2(a) under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code contains provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts by personnel of the Advisor and Fund in connection with their personal transactions in securities held or to be acquired by separate accounts or Funds. This Code also requires personnel to report their personal securities transactions to the Advisor and Fund.

         The general fiduciary principles that govern personal investment activities are: (1) the duty at all times to place the interests of clients/shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that Advisor/Fund personnel should not take inappropriate advantage of their positions.

B.       DEFINITIONS

         "Advisory Person" means any employee of the Advisor who in connection with his regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of a security for a client or Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales. All employees in the Advisor's Research and Trading departments are considered Advisory Persons.

         "Access Person" means any officer, "interested" Director, Advisory Person, full-time employee of the Advisor (the Fund has officers and Directors but no employees), or any employee of the Advisor who has access to current information regarding the purchase or sale or possible purchase or sale of a security by the Advisor or Fund. All full-time and some part-time employees of the Advisor are considered Access Persons.

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         The "Approval Committee" is comprised of senior research personnel of the Advisor; Exhibit A shows the membership of the Approval Committee. E-mails directed to the Approval Committee are copied to the Advisor's Compliance Officer.

         "Interested Director" means a Director of the Advisor or Fund who is an "interested person" of the Advisor/Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         "Disinterested Director" means a Director of the Advisor/Fund who is not an "interested person" of the Advisor/Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

         "Control" and "Security" have the meanings set forth in Section 2(a)(36) of the 1934 Act.

         "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

C.       EXEMPTED TRANSACTIONS

         Rule 17j-1 under the 1940 Act excludes personal transactions involving certain types of securities that do not implicate the policies of the Rule, e.g., money market instruments (including bankers' acceptances, bank certificates of deposit and commercial paper) and U.S. Government securities and repurchase agreements thereon. In addition, securities issued by open-end mutual and money market funds are generally exempt. However, transactions in closed-end and exchange traded funds are required to be pre-cleared and reported pursuant to Section D and Section G of this Code.

         TRANSACTIONS OF WASATCH FUNDS' SHARES BY ACCESS PERSONS ARE REQUIRED TO BE REPORTED PURSUANT TO SECTION G OF THIS CODE; HOWEVER, SUCH TRANSACTIONS DO NOT REQUIRE PRE-CLEARANCE PURSUANT TO SECTION D OF THIS CODE. Purchases and sales of Wasatch Funds' shares which are part of an automatic investment or withdrawal plan or the employee retirement plan of the Advisor need not be reported.

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         Transactions in Foreign Government securities in the developed countries listed in the Funds' prospectus and Statement of Additional Information ("SAI"), do not require pre-clearance pursuant to Section D of this Code but are required to be reported pursuant to Section G of this Code. Transactions in Foreign Government securities not in the countries listed in the Funds' prospectus and SAI are required to be pre-cleared and reported.

         Transactions within a managed account, limited partnership or other account in which the Access Person has a direct or indirect financial interest but over which the Access Person exercises no investment discretion may be deemed exempt from the pre-clearance requirements of Section D of this Code and the quarterly transactions reporting requirements of Section G of this Code. The Advisor's Compliance Officer will make this determination based upon a review of the appropriate account documentation, for example, the investment management agreement. The Access Person will be required to certify that he/she has no influence or control over the investment decisions for the account, will not give advice to the manager of the account, and will not recommend or fail to recommend trades for clients/Funds in order to benefit personally.

         Additionally, the prohibitions of Section D of this Code shall not apply to purchases or sales of securities that are:

         1. effected in an account over which the Access Person has no direct or indirect influence or control;

         2.       non-volitional on the part of the Access Person;

         3.       part of an automatic dividend reinvestment plan; or

         4. effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

D.       RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

         1. Pre-clearance -- Access Persons are required to obtain written pre-clearance from the Advisor's Approval Committee for each personal securities transaction in a non-exempt security. Requests for pre-clearance should be e-mailed to "approval." In order to avoid the potential for any conflict of interest, pre-clearance generally will not be given for the purchase or sale of any security (including but not limited to common stock, options and debt) of any issuer whose securities are owned or being considered for purchase in any account managed by the Advisor (collectively termed "Wasatch stocks"). In the rare instances where pre-clearance may be given for a Wasatch stock, the Committee may consider such factors as the number of shares and dollar value of the transaction, the trading volume of the security in question, the recent and anticipated trading activity in the security by clients/Funds, the length of time the individual has held or expects to hold the security, and the individual's motive for purchasing or selling the security.

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         In the event an Access Person requests pre-clearance to sell a Wasatch stock that the Access Person acquired prior to employment with the Advisor, the Approval Committee may grant pre-clearance and implement a trading window during which the Access Person may execute the transaction, provided that at the time the sale is effected, no client/Fund has a pending buy or sell order in that same security.

         Pre-clearance for securities that are outside the universe being considered for investment by the Advisor for Funds/clients can be given by one member of the Approval Committee speaking for the group. In other cases, pre-clearance will require the approval of multiple members of the Committee representing various investment styles. Pre-clearance lasts for five trading days following final approval. Under special circumstances (e.g., in the case of a security that trades infrequently), approval for a non-Wasatch stock for a period longer than five trading days can be requested and granted. Additionally, executions on good-until-canceled limit orders for non-Wasatch stocks will be deemed to be in compliance with this Code if placed within five trading days following final approval. Access persons are prohibited from executing a personal security transaction on a day during which a client/Fund has a pending buy or sell order in that same security until that order is executed or withdrawn.

         2. Initial Public Offerings -- Access Persons are prohibited from acquiring any securities in an initial public offering in order to preclude any possibility of their profiting improperly from their positions on behalf of the Advisor or the Fund.

         3. Ban on Short-term Trading Profits -- Advisory Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades are required to be disgorged.

         4.       Private placements -- In addition to the factors listed in
Item 1 of this Section, pre-clearance for an acquisition by an Advisory Person of securities in a private placement should take into account, among other factors, whether the investment opportunity should be reserved for clients/Funds and whether the opportunity is being offered to an individual by virtue of his position with the Advisor/Fund. Advisory persons who have been pre-cleared to acquire securities in a private placement are required to disclose that investment when they play a part in any subsequent consideration of clients'/Funds' investment in the issuer. In such circumstances, the decision to purchase securities of the issuer should be subject to an independent review by Advisory Persons with no personal interest in the issuer. In each instance, the Advisor's Compliance Officer shall maintain documentation as to the reason why the Approval Committee approved a private placement investment.

E.       PROHIBITED TRANSACTIONS

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         Inducing or causing a portfolio to take action, or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Examples of this would include causing a portfolio to purchase a security owned by the individual for the purpose of supporting or driving up the price of the security or causing a portfolio to refrain from selling a security in an attempt to protect the value of the individual's investment, such as an outstanding option.

         Advisory Persons have an affirmative duty to bring suitable securities to the attention of those making investment decisions. Consequently, the failure to recommend a suitable security to, or the failure to purchase a suitable security for, a client/Fund in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation.

F.       OTHER

         1. Gifts -- Access Persons may not accept investment opportunities, gifts or other gratuities from individuals conducting or seeking to conduct business with the Advisor. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver as long as the expense is reasonable and both the giver(s) and the employee(s) are present. Any exceptions to this provision must be brought to the attention of the Advisor's Compliance Officer for approval.

         2. Service as a Director -- Access Persons are prohibited from serving on the Boards of Directors of publicly traded companies held by a client/Fund, absent prior authorization by the Advisors'/Fund's Board based upon a determination that such board service would be consistent with the interests of clients/Fund shareholders. In the rare instances in which board service is authorized, safeguards should be implemented--either through a Chinese Wall policy or investment restrictions--to address the potential conflicts of interest.

G.       REPORTING

         1.       Every Access Person shall report the information described in
Item 3 of this Section with respect to transactions in non-exempt securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. Every Access Person shall also make the same report for transactions by members of the Access Person's immediate family

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including spouse, children and other members of the household over which the
Access Person has direct or indirect influence or control.

         2. A disinterested Director of the Advisor or Fund need only report a transaction in a non-exempt security if such Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a Director, should have known that such security was held by a client/Fund or was being considered for purchase or sale by a client/Fund.

         3. Quarterly Transactions reports shall be made not later than 10 days after the end of the calendar quarter in which the transaction was effected and shall contain the following information for each transaction in a non-exempt security (see Section C):

a. the trade date, name of security, number of shares, price, and net amount;

b. the nature of the transaction, i.e., purchase, sale, or any other type of acquisition or disposition including donation or transfer;

c. the name of the broker, dealer or bank with or through whom the transaction was effected; and

d. a pre-clearance memo for each transaction in a non-exempt security approved by the Advisor's Approval Committee.

In addition, the report shall contain the name of any covered securities account established by the Access Person during the quarter and the date the account was established.

         4. Duplicate Confirms/Statements -- Access Persons who direct their brokers to supply the Advisor's Compliance Officer with duplicate copies of trade confirmations and periodic account statements may be exempt from providing Quarterly Transactions Reports.

         5. Holdings Reports - Access Persons are required to disclose the name of any broker, dealer or bank with whom they maintain an account in which any securities are held for the direct or indirect benefit of the Access Person within 10 days following the commencement of employment and thereafter on an annual basis. For accounts which hold non-exempt securities, the report must include the title, number of shares and principal amount of each non-exempt security in which the Access Person has any direct or indirect beneficial ownership. Holdings of exempt securities including money market instruments, certain U.S. Government securities, and securities issued by open-end mutual funds (other than exchange traded funds) and money market funds are not required to be reported, except that holdings of Wasatch Funds are required to be reported. Holdings within a managed account, limited partnership or other account over which the Access Person exercises no investment discretion may not need to be reported upon a determination of the Advisor's Compliance Officer; see Section C of this Code.

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         6.       Reports may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         7. Certification of Compliance -- Access Persons are required to certify within 10 days following the commencement of employment and thereafter annually that they have read and understood this Code of Ethics and recognize that they are subject to it. Further, Access Persons are required to certify annually that they have complied with the requirements of this Code and reported all personal securities transactions required to be reported pursuant to the requirements of this Code.

         Absent circumstances which suggest a lack of good faith, a person who follows the procedures set forth in this Section will be presumed not to have violated this Code of Ethics.

H.       REVIEW OF REPORTING PROCEDURES

         All reports shall be filed with and reviewed by the Advisor's Compliance Officer or her designee. The designee's reports shall be reviewed by the Compliance Officer. All reports shall be kept confidential except as disclosure thereof to the Advisor's or Fund's Board of Directors, regulators or other appropriate persons may be reasonable and necessary to accomplish the purposes of this Code.

         At least annually the Advisor's Compliance Officer shall provide a written report to the Advisor's and Fund's Boards that (a) describes issues that arose during the previous year under this Code including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations, and (b) certifies to the Boards that procedures reasonably necessary to prevent Access Persons from violating this Code have been adopted.

I.       SANCTIONS

         Upon discovering a violation of this Code of Ethics, the Board of Directors of the Advisor or Fund may impose such sanctions as they deem appropriate including, among other things, a letter of censure or suspension or termination of the employment of the violator.

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                                   Exhibit A

                      Membership of the Approval Committee
                             As of August 25, 2003

Sam Stewart (Core Growth)
Jeff Cardon (Small Cap Growth)
Karey Barker (Ultra Growth and Global Science)
Robert Gardiner (Micro Cap)
Jim Larkins (Small Cap Value)
Mike Gerding (International)
JB Taylor (Core Growth)
Ajay Krishnan (Ultra Growth and Global Science)
John Mazanec (Small Cap Value)
Roger Edgley (International)
Brian Bythrow (Micro Cap Value)
John Malooly (Micro Cap Value)

"CC" on pre-clearance memos; approval not required:
Venice Edwards, Compliance Officer
Rebekah Gold, Compliance Administrator and Reviewer Designee
Angela Palmer, Senior Compliance Administrator
John Scowcroft, Chief Operations Officer

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